Exhibit 99.1

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

January 07, 2020

4:15 p.m. ET

OPERATOR:	This is Conference # 7934997

Operator:	Good morning and welcome to the Leisure-Gateway conference call.

All participants are in a listen-only mode. Should you need assistance, please signal conference specialists by pressing the “star” key, followed by “0.” After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to George Peng, CFO of Leisure Acquisition Corporation. Please go ahead.

George Peng:	Thank you. As a reminder, this call is accompanied by a slide presentation which is available along with Leisure and Gateway’s joint press release in the investor information section of our website at www.leisureacq.com, and on Leisure Acquisition Corp’s company filings page of the Securities Exchange Commission’s EDGAR website.

A replay of the call and the accompanying slide presentation will be archived in the investor information section of the Leisure website. Please also refer to the safe harbor language on page two of the presentation.

Statements we make during this call, that are not statements of historical facts constitute forward-looking statements. These statements are based on Leisure’s and Gateway’s management’s current expectations or beliefs and are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those set forth in Leisure’s SEC filings.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. Do not place undue reliance on forward-looking statements which we assume no responsibility for updating, except as may be required by law.

In addition, certain non-IFRS financial measures will be discussed on this call. References to non-IFRS financial measures are only provided to assist you in understanding Gateway’s results and performance trends and should not be relied upon in lieu of IFRS results. Lastly, all references to currency in this presentation unless otherwise noted are to Canadian dollars.

I’ll now turn over the call to Daniel Silvers, CEO of Leisure.

Daniel Silvers:	Thanks, George. In addition to George, I am joined today Gabriel de Alba, Gateway’s executive chairman; Lorne Weil, Leisure’s executive chairman, Tony Santo, Gateway’s president and CEO; Marc Falcone, a director of Leisure and the incoming president and CEO of Gateway, and Queenie Wong, Gateway’s chief accounting officer.

You can see an overview of each of their backgrounds on slide one, and I trust that you will find that with the many years of financing and gaming industry senior management experience this team collectively possesses that this is truly an impressive group.

Slide three provides an overview of the transaction. It is something we are all excited about and looking forward to reviewing in more detail on the call today, and as we meet with investors in the coming weeks.

The transaction, which is valued at 7.5 times 2020 projected adjusted EBITDA before fees and expenses for Gateway, is exactly the type of target acquisition we discussed bringing to investors at the time of our IPO. And as you will see when we file our preliminary proxy statement, we had our eyes on Gateway almost immediately following the closing of our IPO.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

We believe this transaction is highly attractive, given the favorable multiple of 2020 projected adjusted EBITDA, relative to what we view as an appropriate peer group. The attractive free cash flow conversion of Gateway, the strong alignment between the public Leisure shareholders and the current Gateway shareholders, with earnouts and upside structured around stock price depreciation, to maintain this alignment for the benefit of all of our shareholders. The addition of incremental management talent from the Leisure side, and the significant financial commitment demonstrated by H.G. Vora’s investment on top of their prior investment, which totals in aggregate capital commitments in excess of $100 million U.S.

On the next slide, we present a summary of sources and uses, capitalization and pro forma ownership. The three key takeaways here are, one, between the potential SPAC trust proceeds and H.G. Vora’s additional cash equity investment, Gateway’s balance sheet will be delevered by up to approximately $165 million U.S, two, that Catalyst, H.G. Vora and other current Gateway shareholders will be significant shareholders in the merged company, and three, that the implied enterprise value of Gateway is approximately $1.1 billion U.S., representing as I noted earlier, a compelling 7.5 times multiple of 2020 projected adjusted EBITDA, and just 6.8 times 2021 projected adjusted EBITDA.

Additionally, we believe we will have positioned this company’s balance sheet for growth going forward.

On slide five, you will see a summary of the expected timing of the transaction which we currently expect to close in the second quarter of 2020. We believe the most notable items from a timing perspective are the SEC process for the shareholder vote and the gaming regulatory process. Fortunately, Lorne, Marc and I all have quite a bit of experience in each of these.

I spoke earlier about our view that we are creating this company at a compelling valuation for our shareholders. On slide six, you will see a summary of Gateway versus what we believe to be the relevant comp set. We believe these comps confirm our thesis that when considering Gateway management’s projections for 2020 or for 2021, we have created this company at an attractive valuation and a meaningful discount to these comps.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Later in the presentation, you will see the very favorable free cash flow conversion characteristics of Gateway that are quite unique in comparison to the U.S. regional operator comps most of you are very familiar with. We believe this free cash flow conversion model makes this an even more compelling transaction and go-forward investment.

I mentioned H.G. Vora’s involvement earlier and I suspect many of you are familiar with them; but Lorne and I are equally excited to be partnering with Gabriel de Alba and Catalyst. As you will see on slide seven, Catalyst is a Toronto-based private equity firm that has overseen and helped to foster significant value creation for all existing Gateway shareholders, and we are thrilled that they have elected to remain significant ongoing shareholders and that Gabriel has agreed to remain the executive chairman of the combined company.

With that, I’d like to invite Gabriel to say a few words. Gabriel?

Gabriel de Alba:	Thank you, Dan. It is a pleasure to be here today and discuss the transaction between Gateway and Leisure and the investment by H.G. Vora. Many of the investors on the call may not be as familiar with the history of Gateway, its growth and the deliberate strategic direction under which it has operated. We welcome you and look forward to delivering extraordinary returns for you.

The Canadian gaming sector is quite unique with high barriers to entry. On a province by province basis, it has also been going through a process of modernization. This is a true advantage for Gateway and the white space that we saw a decade ago and we continue to see going forward.

Since acquiring Gateway’s equity in 2010, we have worked with management to implement the technical strategy to introduce many of the best practices that exist in the U.S. and in the Asian markets. This includes enhanced customer experiences, development of a true gaming and entertainment platform across all of our assets, and targeted brand strategies in F&B that appeal to different markets based on demographics.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

We are very proud of the team and their many accomplishments over the last six years, which include doubling our locations and adjusted EBITDA, maintaining operational to free cash flow conversion ratio and maintaining financial discipline across our operations and growth initiatives.

Indeed, in the same six-year period, Gateway increased slot machines by nearly three times, table games by over two times, and added 56 new F&B outlets across British Columbia and Ontario. The discipline execution of our near and long term strategies has created significant value and returns over the years for all of the company’s shareholders.

With a strong corporate and property operating teams, diversified growth initiatives, and industry-leading operating model, Gateway has built tremendous momentum and established a solid foundation for ongoing growth.

As a continuing shareholder, we are aligned with public investors and believe that access to equity markets can further accelerate Gateway’s growth strategies to deliver a strong, profitable growth and increased free cash flow.

Just as importantly, this transaction would provide Gateway with a foundation for a very promising future as a leading, diversified gaming and entertainment platform throughout North America.

I will now turn the call back to Dan.

Daniel Silvers:	Thanks, Gabriel. In addition to Catalyst and H.G. Vora, on slide eight, you will see the proposed makeup of the combined companies’ board of directors. We believe that this is an exceptionally talented group of executives, and we look forward to the value that we expect they will bring to Gateway.

Additionally, I would be remiss if I didn’t thank Steve Rittvo and David Weinstein, two of Leisure’s existing directors. Both Steve and David have been tremendous assets to Leisure in getting this transaction to this point, and Lorne and I thank them profusely.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Before turning the call over to Tony, I’d like to ask Marc Falcone, the incoming president and CEO of Gateway to say a few words.

Marc Falcone:	Thanks, Dan. I have known and followed the Gateway Casino story for over 10 years, and I have really enjoyed getting to know the current team, from Gabriel and Tony on down, through this process. Over the past 20-plus years, I have had numerous interactions with many of the listeners on this call across the various roles I have held in both the gaming industry, as well as the financial markets.

The opportunity to do so again as part of the Gateway platform is something I really look forward to. I’m incredibly excited to start this new role and believe that there is a terrific opportunity to execute not only on the many organic growth initiates already in place at Gateway, as well as additional organic initiatives we’ll look to put in place over time, but also other potential opportunities to grow the platform that we expect to evaluate in order to create meaningful value for our shareholders.

You should know that every opportunity we look to execute on, whether internally generated or potential external opportunities, will be driven by a focus on generating attractive economic returns for the company and its shareholders.

Daniel Silvers:	Thanks, Marc. I would now like to turn the call over to Tony Santo, president and CEO of Gateway.

Tony Santo:	Thanks, Dan. On slide 10, you will see a summary of how Gateway became the leading operator of, integrated gaming and entertainment in Canada with an attractive portfolio of 25 properties across B.C. and Ontario. We operate in a highly attractive market with defensible barriers to entry and have developed the leading market position in each of our markets. We have a proven track record of success and consistently generate attractive returns on our growth initiatives.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Additionally, we believe Gateway is poised for future growth, given our organic growth initiatives which include an attractive pipeline of new development, renovations and rebranding efforts. In 2020, we are projected to generate CAD195 million of adjusted EBITDA and are forecasting an 11.4 percent CAGR from 2018 through 2022.

Slide 11, presents a snapshot of our property portfolio. We operate four distinctive casino brands, including our flagship Grand Villa property and have also developed five unique food and beverage outlets which we will discuss in more detail later. For each of our properties, we have focused on creating a gaming and entertainment destination that caters to the local community.

On slide 12, you will find the summary of the key investment highlights. The key point here is that we have a unique business model, market position and competitive advantage that positions us for strong growth and free cash flow generation. We will get into each of these investment highlights over the next few slides.

First, beginning with our geographical broad and economically diverse footprint, on slide 13. Starting in British Columbia, our properties are spread across the greater Vancouver region, Vancouver Island and the Thompson Okanagan region of which we operate five of the seven properties in the region.

Within B.C., we have over 43 percent of the province’s gaming share, with 14 existing properties and one additional property opening in Q4 of 2021. Moving east to Ontario, we are the exclusive service provider within the North, Southwest and Central bundles with 100 percent of the gaming share across these bundles, with 11 existing properties and three additional properties on the way.

The Canadian regulatory environment in which we operate is both unique and highly attractive, as the markets are managed and controlled by each province. We have long term operating agreements in British Columbia with the British Columbia Lottery Corporation, BCLC, and the Ontario Lottery Gaming Corporation, OLG, which contributes to the stability of our markets while providing us with high visibility into future operating environments. These agreements are generally for more than 20 years.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

In B.C., the BCLC is responsible for providing and maintaining slot machines. We do not spend any CapEx dollars on slots, which is a great benefit to our free cash flow. In order to maximize revenue for these machines, policies have been created and implemented to manage competition between gaming properties.

BCLC also controls the implementation of new gaming positions to ensure that the markets are neither oversaturated nor underserved. In B.C., there are currently – three potentially new developments of which we control two. In Ontario, the OLG manages competition by delineating geographic gaming zones in which only a single gaming property may be operated.

These gaming zones are then grouped together into larger gaming bundles where one service provider is granted the exclusive right to operate the gaming services and have first right of refusal on any new developments. We are the exclusive operator of three of the most attractive bundles in Ontario, the North, Southwest and Central bundles.

Our casino operations generate considerable revenue for the provinces in which we operate, supporting a wide range of local and community-based initiatives. As such, provincial governments are significant stakeholders in the Canadian casino gaming industry, creating a mutually beneficial and collaborative relationship.

Let me now pass the call the call over to Queenie Wong, Gateway’s chief accounting officer, to continue discussing why the markets we serve are attractive, especially related to the U.S. gaming markets.

Queenie Wong:	On slide 15, we would like to highlight that the Canadian markets in which we operate were substantially more resilient through the financial crisis than U.S. peers. When you compare our core Gateway markets to the five largest local-driven markets in the U.S., you will see that the decline in the U.S. markets during this time was 11.5 percent versus the 1.8 percent decline experienced in B.C. and Ontario. We believe this is due to the fact our markets are local-focused, underpenetrated and in geographically diverse locations.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

On the theme of underpenetrated markets and the significant growth opportunity they present for Gateway, you can see on slide 16, that there is a large population of adults in both B.C. and Ontario that compares favorably to the top five local-focused markets in the U.S. Specifically in Ontario, there are 11.6 million adults versus an average of 6.6 million adults in the top five local markets in the U.S.

We believe this population coupled with limited gaming supply, creates a significant opportunity for Gateway. As you can see, the adults per gaming position are significantly higher in Ontario, at 416 adults per gaming position, versus 134 in the U.S. markets.

With the OLG modernization process just coming into effect over the last few years, we believe there is still substantial white space in Ontario to increase gaming positions, while also realizing increased gaming spend per customer. Due to our business model, we have been able to drive a strong free cash flow conversion relative to our peers.

In B.C., the fact that we do not purchase the slot machines equates to approximately $20 to $30 million Canadian of annual cash savings, which goes straight to increased margins and free cash flow generation.

We also have access to approximately 375 million of net operating losses that can shelter us from paying cash taxes. These net operating losses are projected to last until 2024. We expect that our strong free cash flow will allow us not only to fund our growth pipeline, but also to simultaneously, rapidly delever our balance sheet.

I will now turn it back to Tony.

Tony Santo:	To attract and engage our primary local gaming customer, we deliberately set a strategy to bring together U.S. sector best-practices and revenue generation by combining gaming, food and beverage, and other entertainment offers to create compelling, local entertainment destinations.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

We have developed four principle gaming brands – Grand Villa, Starlight, Cascades and Playtime. Our properties have been strategically branded according to the market size, market growth potential and local community character.

Central to our strategy of attracting new and casual players to our properties are our proprietary food and beverage brands, which can be seen on slide 18. For example, MATCH served as an important attractor in local markets, providing a family friendly environment, with a focus on sports programming and contests. In the past, in properties where we’ve added a MATCH, we’ve seen an average increase in annual revenue of approximately 15 percent.

We’re excited to have Marc join the Gateway team to lead the company in to the next chapter of growth following my retirement. Marc will bring to Gateway, deep industry experience and a proven track record which will bring to bear as the company seeks to further accelerate our growth strategy and maximize shareholder returns.

Our highly experienced senior management team which you can see on slide 19 will continue to support Marc in the execution of this company’s strategic objectives. I would now like to ask Queenie to walk through the company’s historical growth achievements and near-term growth initiatives.

Queenie Wong:	We have been able to, and continue to expect to successfully drive strong EBITDA growth through our expansion, acquisitions, relocations and new builds. We project that our prior and planned CapEx from 2016 through 2022 result in a 26 percent EBITDA CAGR over this period.

Our growth has been and is expected to continue to be driven, as Marc noted earlier, by disciplined CapEx deployment, and based on our EBITDA generation. The implied return on invested capital historically has been approximately 21 percent, and its projected to be 17 percent going forward for the projection period. Tony, back to you.

Tony Santo:	Thanks, Queenie. Slide 22 shows a couple examples of projects completed in 2018 and 2019 – one at Grand Villa Burnaby Casino, and one at Cascades Langley Casino. At Grand Villa Burnaby we expanded the gaming space, added food and beverage offerings and added an incremental 135 slot machines, and 35 stadium gaming units and a refresh of the hotel and lobby.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

At Cascades Langley, we expanded the gaming floor, added an incremental 75 slot machines and three table games, expanded our MATCH by adding a patio and introducing Atlas along with a refresh of the hotel and convention center.

With these improvements, we are expected to see immediate returns with the projected EBITDA CAGR for 2019 through 2022 of 8 percent and 5 percent for Grand Villa Burnaby Casino, and Cascades Langley Casino, respectively.

The next slide reviews the OLG modernization process. In early 2012 the OLG announced a “Modernizing the Lottery and Gaming in Ontario” initiative with the goal of increasing revenue for the province.

As a result, the OLG bundled all slots, racetracks, and casino operations with the exception of Casino Windsor – in to eight gaming bundles, of which Gateway is the exclusive service provider for three. There are several advantages to Gateway operating in these markets; notably, we have the opportunity to optimize revenue in the markets where we are the exclusive provider.

As mentioned earlier, we believe that Ontario is an underpenetrated and underserved market with significant growth potential. And since acquiring the Ontario bundles, we have implemented a number of operational initiatives to grow revenue and improve profitability, which can be seen on slide 25.

Such initiatives include leveraging our existing food and beverage contracts to reduce the cost and achieve economic scale, right-size labor, refresh our slot floor, and utilize analytics and over haul marketing, promotions and player development in order to drive incremental spend and visitation.

Historically, we have expanded and diversified our revenue stream through properties, expansions, relocations, renovations, and deployment of food and beverage offerings, and we expect to continue.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

From 2016 through third quarter 2019, we have invested approximately CAD479 million into our properties, and expect to invest over CAD300 million more through 2022. We expect to self-fund this CapEx through cash on hand, and our existing operating cash flow.

Slide 28 outlines our progress on our Ontario properties, we have completed our development plans in Point Edward, Hanover, Innisfil and Chatham with only London and Sudbury remaining. Our development in London is scheduled to be completed in third quarter of 2021, and Sudbury in first quarter of 2022.

Slide 29 also highlights the three developments in new markets located in Ontario in North Bay, Wasaga Beach and Kenora. There are also two relocations in B.C. which are Delta and our Mission property. Once these developments and relocations are completed, we expect to have added an additional 1,450 slot machines, 38 table games, and 9 food and beverage outlets.

In closing, I firmly believe that Gateway’s best days are ahead. We have proven the resiliency of the market in which we operate with the potential of our differentiating brands, and superior free cash flow generated from our business model affords us the multiple growth levers the company has at its disposal.

I will now turn it back to Dan to provide us with his closing remarks.

Daniel Silvers:	Thanks, guys. Well we’ve definitely covered a lot here, but we’d now like to turn it over to the operator for Q&A. Operator.

Operator:	We will now begin the question and answer session. To ask a question you may press “star” then “1” on your touchtone phone. If you’re using a speaker phone please pick up your handset before pressing the keys – to withdraw your question press “star,” then “2.” At this time, we will pause momentarily to assemble our roster.

And your first question comes from the line of Thomas Allen with Morgan Stanley.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Thomas Allen:	Hello, good afternoon guys, and congrats on the transaction. So can you talk a little bit about your capital allocation strategy? You talked a few times about this being a platform. Obviously, you have a lot of experience in different parts of the gaming industry. So can you just talk a little bit more about where you think there could be additional attractive opportunities and then how you’re thinking about balancing that with your leverage profile? Thank you.

Tony Santo:	OK, so we have other opportunities within the system that we’re reviewing now, and we’ll continue to do so with Marc as we transition the leadership of the company. Because we have such a high conversion of free cash flow, and also with cash on hand that’s how we use it to fund our development and growth that we’ve outlined in this presentation.

Daniel Silvers:	Yes, Thomas, I think we are going to continue the disciplined capital allocation process that has existed in this company previously, that I think Tony has lead and Gabriel has certainly been influential in. And I think that’s something that Marc has firmly bought in to.

And I think between Marc and Lorne and myself, we all have quite a bit of experience in thinking through capital allocation and balancing – creating growth with a prudent capital structure and – balancing that with ultimately, at some point, returning capital to shareholders, but I think for the time being, we’re talking about creating a prudent capital structure with growth. Marc, I don’t know if you want to add anything there?

Marc Falcone:	No, I think Dan captured very well – Gabriel, Tony – all the Gateway team has done a great job on their thinking around capital allocation. There’s clearly been a significant amount over CAD800 million Canadian capital spent between – through 2022, and there’s a lot of ways, I think to nurture and continue to get value out of that capital profile.

And as you guys know, I’m very focused on a balance between growth and the right capital structure, so I think that’s the direction you’ll see us take as we move forward in to – later this year, in to 2021.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Thomas Allen:	Helpful, thank you. And then, just for the benefit of the U.S. analysts who are less familiar with Canada, can we just talk about Ontario a little bit more as about how free EBITDA could be carrying from there?

There are eight bundles there. I think a bunch of them were bought in 2018 and 2019 – what’s the competitive environment like? What’s the growth been? I think Gateway purchased the essential budget – bundle in July of 2018. So how has that experience been, would be helpful for us to think about the growth? Thank you.

Tony Santo:	So the – so far we’ve been pleased with the growth in Ontario. The Southwest and North, which we’ve had longer and have been able to deploy our strategies, we’re starting to reap the benefits of that, and we’re very pleased with what we’ve seen.

And of course, we are now progressing with some of the new builds like North Bay, and we’re looking at them being in the summer of this year, so we’re excited to get that open. The Central bundle, we’re still pulling the levers and working on that. We’re extremely pleased with what we’ve seen at Innisfil, and Rama is a work in progress in resetting the marketing and the expectations of the customer as to what they currently get in offering to what they used to get in offerings.

Gabriel de Alba:	Just to add to what Tony’s saying, remember indeed that in British Columbia, and often Ontario, we basically are the unique operator in our regions, and that puts us in a very highly performance position. As Tony has mentioned, the track record in the past of bringing the best U.S. and Asia practices has worked extraordinarily well in British Columbia; therefore (inaudible) had already undertaken, and the bundles in Ontario are also going extraordinarily well, and we expect to continue that dynamic, and even re-enhance it now with the support of the Leisure team and with Marc joining.

Thomas Allen:	All very helpful. Thank you.

Operator:	Your next question comes from the line of David Bain with Roth Capital.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

David Bain:	Great, thank you. Maybe I could just ask – and I know that Marc began with this, but could you just give us a sense if the company’s strategy with regard to capital deployment is looking more towards North America? I assume certainly that there’s a lot more product on the market now than in some time.

And then just following up on that, anything on REIT partnerships, and I’m new to Gateway and was wondering kind of land ownership with the current properties, or if it’s leased land.

Daniel Silvers:	Sure. So look, obviously Gateway is solely Canadian focused now, and we think that the Canadian business model is a terrific model. We also are quite aware that there are various assets which may, from time to time become available more broadly within North America, and I think we are quite open-minded if we view it as a value creating opportunity.

And it would have to fit within the overall story, and it would have to make sense in the context of the types of properties that we have, but I would say that we’re an open-minded group, and if there’s a value creation opportunity that we believe would be well received by the public markets, I think we’re very open to it. Marc, I don’t know if you ...

Marc Falcone:	Yes, I think Dan alluded to – there’s a tremendous platform in Canada both in the east and in the west. Now, that sets up the company for a great dynamic future both with the organic opportunities I mentioned that Tony and the team have put in place, and as we appropriately manage free cash flow and the capital structure, as we alluded to, it doesn’t – it does position us well to kind of explore other opportunities in the future, whether it be additional acquisitions or development opportunities in Canada, or if it makes sense to pursue other additional avenues and other North American markets, in the U.S.

Gabriel de Alba:	To quickly just add to one point to what the team has just mentioned, as you recall, Tony was saying that expected cumulative growth for the next four years is to be more than 11.4 percent. Those growth rates are very difficult to find not only in North America but also actually in the rest of the world.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Remember also that all of this growth, including the CapEx, is going to be self-funded by organic generated cash flow. So we like very much where we stand. It is true as also the team has mentioned that there are additional opportunities within Canada.

Now as Dan was also alluding, there are potentially synergistic opportunities in the U.S. market, especially because in many cases, Canadian players are somewhat the most visited and most highly likely travelers to locations such as Las Vegas.

So we like the position that we have in which we capture not only Canadian players; we capture Asian players, and we want to continue with that cycle to benefit also from the trips in to the U.S., but also realizing that we have a business plan that delivers extraordinary growth just in Canada.

David Bain:	Great notes, very helpful. And just to follow-up, outside of Las Vegas are there any other markets that provide – are highly visited by your player base, to your knowledge? And then my final thing was just on sports wagering – I know – momentum here, but trying to understand if you’ve been hearing anything in the political winds in Canada?

Tony Santo:	So on the sports wagering, yes. Politically Canada is looking at implementing single decisions sports betting. We follow that closely, and hopefully it’ll get through the federal legislation, so we’re hopeful that it comes.

There are Canadians that travel to the southeastern part of the country, or even the northeastern part – and they – I know from time to time our customers do gamble as they travel in to the U.S., depending on where their travel takes them.

But one thing we do know for certain from our – from some of our database information and demographic information is that most of the Canadian gaming customers from our major cities do go down to Las Vegas and like to visit there.

David Bain:	Great, congrats again. Thank you.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Daniel Silvers:	Thanks, David.

Operator:	Your next question comes from Barry Jonas with SunTrust.

Barry Jonas:	Hi, guys. You’ve spent a little time talking about the growth opportunity, but maybe can we talk a little bit about the top line growth opportunity, specifically the organic rates you would expect and you’ve seen, and maybe just on a higher level how penetrated the Canadian markets are? I think that’d be helpful for U.S. investors who see a more saturated market and lower growth top-line environment? Thanks.

Tony Santo:	Yes. Thanks, Barry. We don’t – we believe Ontario is underpenetrated and we believe it’s underpenetrated because many of the facilities there are something we would call slots in a box. There’s not a lot of reasons to draw people to these facilities – because there’s slots and a snack bar, and generally the demographic is an older – is an older person.

And so our plan and our model in Ontario, which we were able to do very successfully in B.C., is to really create a local destination with food and beverage, and MATCH really being our workhorse, and it does have opportunities for entertainment in that facility.

And how we do that – and we start creating light and casual visitations and really start rebuilding with generally a younger demographic. And one of the things that really stuck out for us about Ontario was the advantage to deploy these strategies and really grow the market increase visitation.

And then another really key point here is that our food and beverage makes money, it’s not a com) model like in the U.S. – and I think that’s very important in almost all of our properties now our food and beverages are profitable. And based on the tax structure, we’re really not comping a lot in food and beverage.

Barry Jonas:	Great, thanks for that Tony. And then, just a quick one on Edmonton, maybe just walk through the decision to put that in discontinued ops, and is there sort of a friction exiting that, or is it just simply not included in the transaction? Thanks.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Daniel Silvers:	Gabriel you want me to take that, or do you want to take that?

Gabriel de Alba:	I can start, Dan, and certainly, it would be helpful if you can add to it. In the case of Edmonton, we have focused on the British Columbia and Ontario markets. They’re much larger in scale.

We also like the mobile being more economic friendly to Gateway and to other operators, and we believe that we have so much white space in Ontario and B.C. that we want to focus our efforts on those two markets, focus our capital and focus the management team where we can generate better returns. And that’s why we have a process to divest of the locations in Alberta.

Daniel Silvers:	I couldn’t have said it better myself. I’ll let it – let it stand at that.

Barry Jonas:	All right. Thanks, guys and, congratulations.

Daniel Silvers:	Thanks, Barry.

Operator:	Your next question comes from the line of John DeCree with Union Gaming.

John DeCree:	Good afternoon, everyone. Thanks for the presentation and taking the questions. I wanted to follow up on, I think, a response to an earlier question, I think about Asian customers. Certainly, Ontario and B.C. have been a strong recipients of capital internationally from Asia, and it’s been a little bit of a headwind in Las Vegas in terms of gaming customers.

I was wondering if you could talk a little bit about your exposure to international Asian customers, if you’re seeing any of the same headwinds that Las Vegas has reported over the past year, and then perhaps just a little bit overview on your core customer demographic. Generally speaking, is it customers coming from 30 miles away, 60 miles away? How should we think about that?

Tony Santo:	OK. So first, let me take the Asian customer. As everyone may know in the greater Vancouver area, it has a high percentage of Asian customers, I believe the highest of any city in North America.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

And really from our perspective at Gateway, many years ago, in 2014 and ’15, we started moving away from the high-end gaming customer, and it’s really – and we really don’t look at that as being our customer.

We did that because we didn’t – we didn’t really like the gaming habits that you see with the high-end customer, in how they buy in and cash out. And we really felt like we could be more successful with the mid-level customer, in driving them to our facilities.

And if you look at our gaming numbers at Grand Villa in particular, and even now Starlight’s coming back, we’re reaching the same levels that we had before we went away from these customers and actually feel very – feel very much like we’re being profitable on it.

And then as you look at the demographic of our – of our customers in the GBRD, especially at Starlight and Grand Villa, it’s a bigger mix of Asian customers. As you work east in Canada, going in – even in the greater Vancouver area, it’s more Caucasian, very much similar to the U.S. market.

And of course that’s true in Ontario, when you go into the Southwest as well as the North. And then Central it’s much the same except for Rama. Rama will draw Asian customers from the GTA, greater Toronto area.

John DeCree:	That’s a helpful overview. I appreciate that. And maybe to build on that as a follow up, the U.S. gaming market had gotten quite promotional over the years and it’s – maybe over the last 24 months, it has begun to rationalize quite a bit.

Can you talk it’s a big focus for U.S. investors and companies in the U.S.- Can you talk about the promotional environment and kind of how Gateway operates (inaudible) Canada and if that’s ...

Tony Santo:	In Canada, because of the way the tax model is, we do not really have a promotional environment for our – for our VIP plight. So it’s not the same type of model. And nor do we, with other service providers, engage in that type of competitive set.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

We do run promotions as do our competition, but our promotions are really geared towards what we call our neighborhoods. And I think earlier, there was a question on the radius that we look at.

And that radius of “neighborhood and customer base,” it varies depending on the density of the city that we’re operating in. So for example, Grand Villa would be 10-15 kilometer radius, and if you went to Hanover in Ontario, we’re looking at a 60 kilometer radius for that facility.

So it depends on the density of the population and also the ability for people to get to the facility. For example, in Vancouver, during rush hour, it’s not an easy place to get around, and so depending on the time of the promotion and the radius and the availability of production for people to come to our facilities, we may change the promotion.

Gabriel de Alba:	Just to add to what – just to add to what Tony is saying, indeed we are not a promotional company. We are an experience company focused on entertainment and, as Tony mentioned, the food and beverage offering.

As also Tony mentioned, food and beverage is actually profitable for us, which is different than in the U.S. markets. So we do that in a profitable way. We also see further upside on what Leisure brings to the table and what Marc brings to the table in the context of loyalty programs.

I think that we have a lot of room to improve there. As we bring customers to our new bundles in Ontario, we’re going to be better – be able to much better to understand them and offer them a better experience that I believe in the long run will further enhance their returns.

So we like the difference versus the U.S. market, where we actually make money with how we entertain and service our customers, and we welcome bringing more of the loyalty practices that Leisure and Marc can bring.

Marc Falcone:	I just want to add one thing. I know a lot of people on the call are not very familiar with the Canadian markets, but having been around the company for awhile I will tell you that there is a tremendous amount of similarities to the business models to two companies you guys are both very familiar with, and that is the Red Rock Resort Station Casino model and the Boyd Gaming model.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

These properties all operate very, very similarly to that business model that you guys are extremely familiar with here in the Las Vegas locals market and many of the other regional players throughout the U.S.

So I think as you – to have more time to learn about the Canadian marketplace and the respective regions to which Gateway operates in, you’ll see what I’m trying to convey here, is that the – you’ll – it’s – you’ll understand it more as we’ll be able to give you more information to understand the business.

John DeCree:	Thanks, guys.

Daniel Silvers:	Thanks, John. Appreciate it.

Operator:	Your next question comes from the line of David Hargraves with Gateway.

(David Hargraves):	Hi. Page 32 of the presentation, note three, mentions the callability of the 8.25 percent notes. I’m just wondering if that indicates any plans on your part with respect to the upcoming call date.

Daniel Silvers:	There’s nothing that we’re prepared to talk about at this time.

(David Hargraves):	OK. Both the bank – yes?

Gabriel de Alba:	Just to add to what Dan is saying, while there’s nothing to talk, you can imagine that there’s a great amount of sophistication in the professionals on the table, and we will look always to reduce our cost of capital and obviously improve flexibility.

(David Hargraves):	Which makes sense. Both the banks and the bonds are secured. I’m just wondering – it looks like the banks are getting refinanced but the bonds not. I’m just wondering what the distinction was there.

Daniel Silvers:	What do you mean by the banks are getting refinanced?

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

(David Hargraves):	Oh, I thought that the sources and uses had indicated that you were planning to do a bank refinancing, is that not right.

Daniel Silvers:	Yes, it’s the – there’s a holdco loan, which available cash will – would go to pay down. But the opco term loan is not – well they – I – to the extent of available cash, there may be some de minimis pay down in the opco term loan but the majority of the cash would pay down the holdco loan.

(David Hargraves):	OK. Could you talk about the concession license terms in Canada and what the blended durations are for the company. When you would be renewing terms.

Gabriel de Alba:	Just a comment, if you give me just one second on what Dan was also mentioning. We’re actually very proud of the banking relationships that Gateway has had. Most of our lenders on both the bank and the bonds have been with us for many years many of them actually from the get-go when Gateway was first recapitalized by Catalyst.

These banks have been consistent. They have worked with us throughout multiple recapitalizations, always improving, again, flexibility and reducing the cost of capital. So we believe actually, we have a great asset in our banking relationships. So just wanted to make that comment. Sorry, go ahead with your ...

(David Hargraves):	That makes sense. I was just wondering how the terms worked on concession licenses in Canada versus America.

Tony Santo:	The terms are generally 17-plus years, initial terms with options in B.C. and Ontario, options to extend from there. Thanks.

(David Hargraves):	(Inaudible) ...

Daniel Silvers:	Operator, we have – we have two more questioners, right?

Operator:	Yes. Your next question comes from the line of David Levine with MidOcean.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

David Levine:	Hi. Thanks for taking my question, and thanks for hosting the call. You guys posted projection numbers for 2019, I believe 174 million of Canadian EBITDA. I believe you also showed that as of 9/30 that number is 173. So is it fair to say Q3 through Q4 is that EBITDA was roughly flat?

And can you comment on if it’s flat on an organic basis or does that include some the acquisitions as well? So would organic be down?

Daniel Silvers:	I think we’re a little bit limited in terms of what we’re able to say in terms of Q4 until we publish our actual results, other than the projections that we put forth. But I think mathematically, I think we certainly appreciate formulaically how you just laid it out in terms of the read through.

David Levine:	OK. Anything further you can kind of comment on your markets just based on that or are you just going to leave that to when you guys post Q4 or rather yearend qualitatively.

Tony Santo:	Yes. Generally, we experience some adverse weather in Q4 in Ontario, which over New Years Eve, which was difficult for the properties. Although on the opposite side in the west in the GDRD our properties did extremely well in Q4. So it’s a little bit of a good news, bad news, but generally weather related in December.

David Levine:	OK. And then just on the CapEx front, I think you guys posted around 325 of growth CapEx over the next three-ish years. Assume – clearly that doesn’t include maintenance, just given that you guys have spent, I think, around 135, 240 of CapEx – or 135 maybe in 2018 and 135 LTM.

Should we think that – should we think about CapEx in the same way going forward given 326 the next three years? So that’s – but that’s just growth plus some maintenance. So should we think of CapEx in the same way over the next couple of years or do you see CapEx coming down?

Gabriel de Alba:	The historical numbers that you mentioned include also the vast majority of that being actually growth CapEx as well.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

David Levine:	Right. So growth – total CapEx – should we think of total CapEx over the next couple years to be similar to what they were in 2018 and over the LTM period, which I think is around 135?

Gabriel de Alba:	More. I mean as you see the layout by property, right, most of the CapEx, which again is self funded, is growth related.

David Levine:	Right.

Gabriel de Alba:	Maintenance CapEx is very, very small.

David Levine:	Got you. But – sorry, I’m on page 27. It shows 326 million of Canadian growth CapEx over the next three years. I assume that’s not per year.

Gabriel de Alba:	Correct.

David Levine:	So is it fair to say if I take that number, divide by three and add some maintenance, your typical maintenance, that’s the right way to think about CapEx go forward?

Gabriel de Alba:	If you look at page 22, maybe that can also help you with some of the details on where the cost by property is going, right.

David Levine:	Right.

Gabriel de Alba:	I think there is – there is relatively nothing asymmetric on indeed how CapEx is going to be built going forward.

Daniel Silvers:	Yes. Again, that’s an aggregate number over that period but it’s not meant to represent either is or isn’t straight line. It’s the aggregate over that period.

David Levine:	Of course, of course. I just – I’m just trying to think about generally speaking how much CapEx will be spent. But OK, fair to say, that’s the amount of growth CapEx, and then I can figure out maintenance on my own. And then lastly, just you guys ended Q3 with a decent amount of cash on your balance sheet.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

I believe it was around 115 million. Is the pro forma cash number around 50 million currently? And if that’s the case, did a lot of that cash go to fund CapEx in Q4. I’m just trying to understand where that cash may have gone. I’m looking at the pro forma capitalization chart on page – believe page four, but also in the back you show 53 million of cash, but you guys ended Q3 with around 115 of cash.

Queenie Wong:	The number that’s shown on page 32 represents just the excess cash on hand because the remainder is actually cashed in our operations at sites. So we just showed what was ready available from a – from a cash perspective not being pulled out from the sites itself ...

David Levine:	Got it.

Daniel Silvers:	So if you look at footnote four it ...

David Levine:	Right. Cage cash, right?.

Daniel Silvers:	... 62 of cage cash.

David Levine:	So I – so if I add the 53 to the 62, would that be apples to apples with what you guys posted in your financials for Q3.

Daniel Silvers:	Yes.

David Levine:	OK. Got you. Thanks a lot.

Daniel Silvers:	No problem.

Operator:	And your last question comes from the line of Michael Long with Pacific Asset Management.

Michael Long:	Thanks for taking the call and thanks for doing the call. With the free cash flow you guys generate in your deleveraging plans, do you have a leverage target? Thanks.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Marc Falcone:	Listen, I think as we indicated earlier, to have a prudent capital structure is going to be very important here if we’re going forward. I haven’t had the benefit of time on my side for a long period.

But I – listen, I think the targeted leverage right now would look to be in the – four to four and half times leverage is optimal in my opinion, particularly given the free cash flow capacity of the business. But as we move forward, we’ll be able to give more direction, probably upon closing of the transaction and an update at that point in time.

Daniel Silvers:	But I think it’s also important that people recognize that because of the free cash flow conversion in the business, versus a lot of the U.S. peer group, it – in our mind it really is not apples to apples when you think about versus U.S. operators that do not have the same free cash flow conversion that we think’s inherent in this business.

And so, again, leverage ratios are not all created equal for a company that has superior free cash flow conversion.

Michael Long:	Sure. And one last – just a follow up. You had mentioned at the beginning that you would be meeting with investors. Does that mean you guys are going to do like a follow-on road show and kind of do a dog and pony show, if you could comment on that?

Daniel Silvers:	I think we’ll be talking with our bankers over the coming weeks about what meetings we might be having.

Michael Long:	OK. Great. Thank you.

Daniel Silvers:	Thanks.

Gabriel de Alba:	I would just – I just would like to emphasize and actually thank everybody for joining the call. We actually had more than 100 participants. So I think that’s also a testimony of the great interest that the market has on Gateway and on the transaction with LACQ. And as Dan is saying, we look forward to meeting with the – all of the investors.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

Daniel Silvers:	Indeed.

Operator:	This concludes our question and answer session. I would now like to turn the conference back over to Daniel Silvers for any closing remarks.

Daniel Silvers:	Thanks so much. We expect to file our preliminary proxy soon and look forward to seeing many of you in person as we continue this process. Please do feel free to reach out at any time. Thanks so much.

Operator:	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

END

ADDITIONAL INFORMATION

LEISURE ACQUISITION CORP (“LACQ”) AND GATEWAY CASINOS & ENTERTAINMENT LIMITED (THE “COMPANY”) AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS, UNDER SEC RULES, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF LACQ’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN MORE DETAILED INFORMATION REGARDING THE NAMES AND INTERESTS IN THE PROPOSED TRANSACTION OF LACQ’S DIRECTORS AND OFFICERS IN LACQ’S FILINGS WITH THE SEC, INCLUDING LEISURE’S DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON OCTOBER 28, 2019. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO LACQ’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED BUSINESS COMBINATION WHEN AVAILABLE. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE INCLUDED IN THE REGISTRATION STATEMENT THAT THE COMPANY WILL FILE WITH THE SEC.

INVESTORS AND SECURITY HOLDERS OF LACQ AND THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT, PROSPECTUS AND OTHER DOCUMENTS CONTAINING IMPORTANT INFORMATION ABOUT LACQ AND THE COMPANY ONCE SUCH DOCUMENTS ARE FILED WITH THE SEC, THROUGH THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. COPIES OF THE DOCUMENTS FILED WITH THE SEC BY LACQ AND/OR THE COMPANY WHEN AND IF AVAILABLE, CAN BE OBTAINED FREE OF CHARGE ON LACQ’S WEBSITE AT WWW.LEISUREACQ.COM OR BY DIRECTING A WRITTEN REQUEST TO LEISURE ACQUISITION CORP., 250 WEST 57TH STREET, SUITE 2223, NEW YORK, NEW YORK 10107 OR BY EMAILING GEORGE.PENG@HYDRAMGMT.COM; AND/OR ON THE COMPANY’S WEBSITE AT WWW.GATEWAYCASINOS.COM OR BY DIRECTING A WRITTEN REQUEST TO THE COMPANY, 100 – 4400 DOMINION STREET, BURNABY, BRITISH COLUMBIA V5G 4G3 OR BY EMAILING GTWY@JCIR.COM.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

SOME OF THE COMPANY’S FINANCIAL INFORMATION AND DATA INCLUDED IN THIS COMMUNICATION DOES NOT CONFORM TO SEC REGULATION S-X IN THAT IT INCLUDES CERTAIN FINANCIAL INFORMATION IDENTIFIED THEREIN THAT IS NOT DERIVED IN ACCORDANCE INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”). ACCORDINGLY, SUCH INFORMATION AND DATA MAY BE ADJUSTED AND PRESENTED DIFFERENTLY IN LACQ’S PROXY STATEMENT TO SOLICIT STOCKHOLDER APPROVAL OF THE PROPOSED TRANSACTION. LACQ AND THE COMPANY BELIEVE THAT THE PRESENTATION OF SUCH NON-IFRS MEASURES ARE USEFUL MEASURES OF PERFORMANCE AND THE COMPANY USES SUCH MEASURES IN ORDER TO FACILITATE OPERATING PERFORMANCE COMPARISONS ON A CONSISTENT BASIS FROM PERIOD TO PERIOD, TO PROVIDE A MORE COMPLETE UNDERSTANDING OF FACTORS AND TRENDS AFFECTING ITS BUSINESS, TO PREPARE ANNUAL OPERATING BUDGETS AND FORECASTS AND TO DETERMINE COMPONENTS OF MANAGEMENT COMPENSATION.

THE FINANCIAL PROJECTIONS IN THIS COMMUNICATION ARE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND LACQ’S AND THE COMPANY’S CONTROL. WHILE ALL PROJECTIONS ARE NECESSARILY SPECULATIVE, LACQ AND THE COMPANY BELIEVE THAT THE PREPARATION OF PROSPECTIVE FINANCIAL INFORMATION INVOLVES INCREASINGLY HIGHER LEVELS OF UNCERTAINTY THE FURTHER OUT THE PROJECTION EXTENDS FROM THE DATE OF PREPARATION. THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTED RESULTS ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF PROJECTIONS IN THIS COMMUNICATION SHOULD NOT BE REGARDED AS AN INDICATION THAT LACQ AND THE COMPANY, OR THEIR REPRESENTATIVES, CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS.

ADDITIONAL INFORMATION AND FORWARD-LOOKING STATEMENTS

THIS COMMUNICATION IS NOT A PROXY STATEMENT OR SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION WITH RESPECT TO ANY SECURITIES OR IN RESPECT OF THE PROPOSED TRANSACTION AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF ANY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE OR JURISDICTION.

THIS COMMUNICATIONS INCLUDES “FORWARD-LOOKING STATEMENTS”. THE ACTUAL RESULTS OR EVENTS MAY DIFFER FROM the EXPECTATIONS AND ESTIMATES CONTAINED HEREIN AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. WORDS SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COULD,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. NEITHER LACQ NOR THE COMPANY UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW. IMPORTANT FACTORS THAT MAY AFFECT CERTAIN ESTIMATES OR EXPECTATIONS EXPRESSED HEREIN INCLUDE, AMONG OTHERS, THE POSSIBILITY THAT THE PROPOSED TRANSACTION DOES NOT CLOSE, INCLUDING DUE TO THE FAILURE TO RECEIVE REQUIRED SECURITY HOLDER APPROVALS, OR THE FAILURE OF OTHER CLOSING CONDITIONS.

GAGNIER COMMUNICATIONS

Moderator: Lindsay Barber

01-07-20/4:15 p.m. ET

Confirmation # 7934997

THIS COMMUNICATION NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN LACQ AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN LACQ.

ADDITIONAL INFORMATION CONCERNING the TRANSACTION, INCLUDING RELEVANT RISK FACTORS, WILL BE CONTAINED IN LACQ’S AND THE COMPANY’S FILINGS WITH THE SEC. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING LACQ AND THE COMPANY, THE PROPOSED TRANSACTION OR OTHER MATTERS AND ATTRIBUTABLE TO LACQ AND THE COMPANY OR ANY PERSON ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE. NEITHER LACQ NOR THE COMPANY UNDERTAKE OR ACCEPT ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN THEIR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

This transcript is being made available for informational purposes only. Although significant efforts have been made at an accurate transcription, this transcript may contain errors, omissions or inaccuracies.